Exhibit 99.1

1350 6th Avenue, 18th Floor

New York, NY 10019

Flat Rock Capital Corp. Announces Recent Investments in

Four New Portfolio Companies

Flat Rock Capital Invests in Potpourri, Spencer Spirit, Coastal Construction Products, and
Diversified Risk Holdings

New York, NY, July 10th, 2019 -- Flat Rock Global is excited to announce the addition of four unique middle market investments to Flat Rock Capital’s portfolio. With these investments, Flat Rock Capital now has a portfolio of 25 first lien loans to middle market companies totaling over $80 million in assets under management.

About Flat Rock Capital:

Flat Rock Capital is a private credit fund providing financing solutions to U.S. middle market businesses. The Company invests exclusively in first lien, floating rate loans to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Flat Rock Capital's objective is to preserve capital while generating current income for its investors. Flat Rock Capital has elected to be regulated as a business development company ("BDC") under the Investment Company Act of 1940 and is externally-managed by Flat Rock Global, LLC, an SEC-registered investment advisor focusing on credit-driven strategies.

About Flat Rock Global, LLC:

Flat Rock Global, an affiliate of Western Asset, is an alternative credit manager focused on delivering yield driven investment strategies by investing in less efficient sectors of the market. Flat Rock funds are available exclusively to RIAs, Family Offices, and Institutional Investors. Flat Rock Global is also the investment advisor to Flat Rock Opportunity Fund, an interval fund investing predominantly in CLO equity.

To learn more about the firm and our funds, please visit www.flatrockglobal.com or call our New York office at (212) 596-3421.